Exhibit 2

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) by and between Inventure Foods, Inc., a Delaware corporation (“Provider”), and Luther King Capital Management Corporation, a Delaware corporation (“Recipient”), is dated as of the latest date set forth on the signature page hereto.

1. General. In connection with the consideration of the possible appointment of an employee of the Recipient to the Board of Directors of Provider (a “Possible Transaction”), Provider is prepared to make available to the Recipient certain “Evaluation Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement.

2. Definitions.

(a) The term “Evaluation Material” means confidential or proprietary information concerning the Provider which has been or is furnished to the Recipient or its Representatives (as defined below) in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Provider hereunder. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession, as evidenced by written records, prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not known by Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, or (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not known by Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information.

(b) The term “Representatives” shall include the directors, officers, affiliates, employees, agents, partners or advisors of the Recipient, but only such persons who receive Evaluation Material.

(c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

3. Use of Evaluation Material. Recipient shall, and it shall direct its Representatives to, use the Evaluation Material solely for the purpose of evaluating a Possible Transaction, keep the Evaluation Material confidential, and, subject to Section 5, will not, and will direct its Representatives not to, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. Recipient agrees to be responsible for any breach of this Agreement by Recipient’s Representatives. This Agreement does not grant Recipient or any of its Representatives any license to use the Provider’s Evaluation Material except as provided herein.

4. Legally Required Disclosure. If a Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, such Recipient shall, unless prohibited by law, provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, a Recipient or its Representatives are nonetheless legally compelled to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 or otherwise be liable for contempt or suffer other censure or penalty, such Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material.

5. Return or Destruction of Evaluation Material. At any time upon the written request of the Provider for any reason, the Recipient will, and will direct its Representatives to promptly destroy or return all Evaluation Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained, except that the Recipient shall be entitled to retain copies of the Evaluation Material to the extent necessary to comply with applicable law or established document retention policies, provided that such copies will be held by the Recipient and kept confidential subject to the terms of this Agreement. Upon written request, the Recipient shall provide to the Provider a certificate of compliance with the previous sentence. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives will continue to be bound by such Recipient’s obligations hereunder with respect to such Evaluation Material.

6. No Solicitation/Employment. For the one year period from the date of this Agreement, the Recipient will not solicit the employment or consulting services of or employ or engage as a consultant any of the executive officers of the Provider, so long as they are employed by the Provider. The Recipient is not prohibited from soliciting by means of a general advertisement not directed at (i) any particular individual or (ii) the employees of the Provider generally. The foregoing sentence shall not be deemed to create liability for the hiring of an individual responding to such a general solicitation or for unsolicited contact by any such executive officer with the Recipient.

7. Maintaining Privileges. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Recipient understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by the Provider that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

8. Compliance with Securities Laws. The Recipient hereby acknowledges that it is aware (and, if applicable, that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

9. Not a Transaction Agreement. Each party hereto understands and agrees that no contract or agreement providing for a Possible Transaction exists between the parties unless and until a final agreement for a Possible Transaction has been executed and delivered and the Board of Directors of the Provider has approved of the same. Each party also agrees that, unless and until a final agreement regarding a Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Either party may terminate discussions with the other party at any time.

10. No Representations or Warranties; No Obligation to Disclose. The Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to such Recipient or its Representatives or any errors therein or omissions therefrom. Nothing in this Agreement shall be construed as obligating the Provider to provide, or to continue to provide, any information to any Person.

11. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

12. Remedies. Recipient understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that the party against which such breach is committed shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the party against which such breach is committed.

13. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either party or its Representatives has breached this Agreement, and such determination shall have been confirmed following disposition of all applicable appeals (if any), then the party which is, or the party whose Representatives are, determined to have so breached shall be liable and pay to the other party the reasonable legal fees and costs incurred by the other party in connection with such litigation, including any appeal therefrom.

14. Governing Law. This Agreement is for the benefit of each party hereto and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. Each party hereto also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware located within the County of Wilmington and of the United States of America located in the Federal District Court of that State for any actions, suits or proceedings arising out of or relating to this Agreement and any Possible Transaction. Each party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding relating thereto brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Possible Transaction in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

16. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship at any of the provisions of this Agreement.

17. Term. This Agreement shall terminate upon the earlier to occur of (i) two (2) years from the date of this Agreement or (ii) the date on which Recipient or its Representatives no longer possesses any non-public Confidential Information.

18. Entire Agreement. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representatives as of January 25, 2017.

INVENTURE FOODS, INC.		LUTHER KING CAPITAL MANAGEMENT CORPORATION

By:	/s/ Steve Weinberger	By:	/s/ Jacob D. Smith
	Name: Steve Weinberger		Name: Jacob D. Smith
	Title: CFO		Title: Principal, General Counsel & CCO

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